Exhibit 10.9

EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”) is made and entered into as of August 1, 2014, by and between Cary Baetz (the “Executive”) and Seventy Seven Energy Inc., an Oklahoma corporation (the “Company”).
WHEREAS, the Executive is currently employed by the Company; and
WHEREAS, the Executive desires to continue to be employed by the Company and the Company desires to continue to employ the Executive, all on the terms and conditions set forth herein; and
NOW, THEREFORE, in consideration of the mutual covenants, promises and obligations set forth herein, the parties agree as follows:
1.Term. The Executive’s employment with the Company pursuant to the terms of this Agreement shall be effective as of July 1, 2014 (the “Effective Date”), and, unless the Executive’s employment with the Company is terminated earlier pursuant to Section 5 of this Agreement, shall continue until the third (3rd) anniversary of the Effective Date, subject to extension by mutual agreement in writing (the “Employment Term”); provided, however, that if during the Employment Term a Change in Control (as defined in Section 5.4) occurs, the Employment Term shall be automatically extended to the later of the expiration of the then current Employment Term or the expiration of the Change in Control Period at which time it will terminate. For purposes of this Agreement, the “Change in Control Period” shall mean the twenty-four (24) month period following the effective date of a Change in Control.
2.    Position and Duties.
2.1.    Position. During the Employment Term, the Executive shall serve as the CFO and Treasurer of the Company, reporting to the CEO of the Company. In such position, the Executive shall have such duties, authority and responsibility as shall be determined from time to time by the CEO of the Company, which duties, authority and responsibility are consistent with the Executive’s position. The Executive shall, if requested, also serve as a member of the Company’s board of directors (the “Board”) or as an officer or director of any affiliate of the Company and shall provide services to affiliates of the Company consistent with his position and duties, in each case for no additional compensation.
2.2.    Duties. During the Executive’s employment with the Company, the Executive shall devote substantially all of his business time and attention to the performance of the Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Board. Notwithstanding the foregoing, the Executive will be permitted to (a) with the prior written consent of the Board

(which consent will not be unreasonably withheld, conditioned or delayed), act or serve as a director, trustee, committee member or principal of any type of business, civic or charitable organization, and (b) purchase or own less than five percent (5%) of the publicly traded securities of any publicly traded entity; provided, that, such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such entity; provided further, that, the activities described in clauses (a) and (b) do not materially interfere with the performance of the Executive’s duties and responsibilities to the Company as provided hereunder, including, but not limited to, the obligations set forth in this Section 2, or otherwise violate the provisions of this Agreement.
3.    Place of Performance. The principal place of the Executive’s employment shall be the Company’s principal executive office currently located in Oklahoma City, Oklahoma; provided, that, the Executive may be required to travel on routine Company business during the Employment Term.
4.    Compensation.
4.1.    Base Salary. Beginning as of the Effective Date, the Company shall pay the Executive an annual rate of base salary of $475,000 in periodic installments in accordance with the Company’s customary payroll practices, but no less frequently than monthly. Each calendar year during the Employment Term, the Company will review Executive’s performance and determine whether to adjust the Executive’s annual base salary. Any adjustments are in the sole discretion of the Company; provided, however, that any adjustment is subject to Section 5.1(c), below. The Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary.”
4.2.    Annual Bonus.
(a)    The Executive shall have the opportunity to earn an annual bonus (the “Annual Bonus”) pursuant to the terms of the Company’s bonus plan(s) available to similarly-situated executives of the Company. The Company reserves the right to amend or cancel any such bonus plan(s) at any time in its sole discretion, subject to the terms of such plan and applicable law. The timing of any Annual Bonus payment will be in accordance with the terms of such plan and applicable law.
(b)    An Annual Bonus cannot be earned on a pro‑rata basis, and, except as otherwise provided in Section 5, in order to be eligible to earn an Annual Bonus, the Executive must be employed by the Company on the last day of the applicable bonus year.

4.3.    Long-Term Incentives. The Executive shall be eligible to receive annual equity awards or other long-term incentives, if any, on such terms and conditions and in such amounts as determined in the sole discretion of the Compensation Committee of the Board.
4.4.    Fringe Benefits and Perquisites. During the Employment Term, the Executive shall be entitled to fringe benefits and perquisites consistent with the practices of the Company for similarly-situated executives.
4.5.    Employee Benefits. During the Employment Term, the Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), on terms and conditions which are substantially comparable to those applicable to similarly-situated executives of the Company, in all cases to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or cancel any Employee Benefit Plan at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.
4.6.    Vacation; Paid Time‑off. During the Employment Term, the Executive shall be entitled to 30 paid vacation days per calendar year (prorated for partial years) in accordance with the Company’s vacation policies, as in effect from time to time. The Executive shall receive other paid time‑off in accordance with the Company’s policies for similarly-situated executives of the Company as such policies may exist from time to time.
4.7.    Business Expenses. The Executive shall be entitled to reimbursement for all reasonable and necessary out‑of‑pocket business, entertainment and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures and the terms and conditions of this Agreement.
4.8.    Indemnification.
(a)    In the event that the Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), other than any Proceeding initiated by or on behalf of the Executive or the Company related to any contest or dispute between the Executive and the Company or any of its affiliates with respect to this Agreement or the Executive’s employment hereunder, by reason of the fact that the Executive is or was a director or officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, the Executive shall be indemnified and held harmless by the Company to the maximum extent permitted under applicable law and the Company’s organizational documents from and against any liabilities, costs, claims and expenses, including all reasonable costs and expenses incurred in defense of any Proceeding (including reasonable attorneys’ fees). Reasonable costs and expenses incurred by the Executive in defense of such Proceeding (including reasonable attorneys’ fees) shall be paid or reimbursed by the Company in advance of the final disposition of such litigation upon receipt by the Company of: (i) a written request for payment; (ii) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought; and (iii) an undertaking adequate under applicable law made by or on behalf of the Executive to repay the amounts so paid if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Company under this Agreement; provided, however, that the timing of any such payments or reimbursements shall be subject to the provisions of Section 21.3 of this Agreement.
(b)    During the Executive’s employment with the Company and for a period of six (6) years thereafter, the Company or any successor to the Company shall purchase and maintain, at its own expense, directors’ and officers’ liability insurance providing coverage to the Executive on terms that are no less favorable than the coverage provided to other directors and similarly-situated executives of the Company.
5.    Termination of Employment. The Employment Term and the Executive’s employment hereunder may be terminated by either the Company or the Executive at any time and for any reason; provided, however, that, unless otherwise provided herein, either party shall be required to give the other party at least 60 days’ advance written notice of any termination of the Executive’s employment during the Employment Term; and provided further that, the Company shall be permitted to relieve the Executive of the Executive’s duties prior to the Termination Date (and such action shall not constitute Good Reason). Upon termination of the Executive’s employment during the Employment Term, the Executive shall be entitled to the compensation and benefits described in this Section 5 and Section 4.8 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.
5.1.    For Cause or Without Good Reason.
(a)    The Executive’s employment hereunder may be terminated by the Company for Cause or by the Executive without Good Reason. If the Executive’s employment is terminated by the Company for Cause or by the Executive without Good Reason during the Employment Term, the Executive shall be entitled to receive:
(i)    any accrued but unpaid Base Salary and accrued but unused vacation, which amounts shall be paid on the next scheduled pay date following the Termination Date (as defined below) in accordance with the Company’s customary payroll procedures (or such earlier date required by applicable law);
(ii)    any earned but unpaid Annual Bonus with respect to the calendar or fiscal year ending immediately preceding the Termination Date, which shall be paid on the otherwise applicable payment date except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement;
(iii)    reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy and the terms of this Agreement; and
(iv)    such employee benefits (including equity compensation), if any, to which the Executive may be entitled under the express provisions of the Employee Benefit

Plans as of the Termination Date; provided, however, that, in no event shall the Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.
Items 5.1(a)(i) through 5.1(a)(iv) are referred to herein collectively as the “Accrued Amounts.”
(b)    For purposes of this Agreement, “Cause” shall mean:
(i)    the Executive’s willful and continued failure to perform substantially his duties with the Company and its affiliates (other than any such failure resulting from incapacity due to physical or mental illness);
(ii)    the Executive’s willful engagement in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company or any of its affiliates; or
(iii)     the Executive’s material breach of any obligation under this Agreement.
For purposes of this provision, no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon lawful authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.
Termination of the Executive’s employment shall not be deemed to be for Cause unless and until the Company delivers to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Board (after reasonable written notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that the Executive has engaged in the conduct described in any of clauses (i)‑(iii) above. Except for a failure, breach or refusal which, by its nature, cannot reasonably be expected to be cured, the Executive shall have ten (10) business days from the delivery date of the Notice of Termination within which to cure any acts constituting Cause. The Company may place the Executive on paid leave for up to 60 days while it is determining whether there is a basis to terminate the Executive’s employment for Cause. Such paid leave will not constitute Good Reason.
(c)    For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, in each case during the Employment Term without the Executive’s written consent:
(i)    a reduction in the Executive’s Base Salary, unless such reduction is less than or equal to five percent (5%);

(ii)    a permanent relocation of the Executive’s principal place of employment by more than 50 miles from the location in effect immediately prior to such relocation;
(iii)    any material breach by the Company of any material provision of this Agreement;
(iv)    the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law; or
(v)    a material diminution in the nature or scope of the Executive’s authority or responsibilities from those applicable to the Executive as of the Effective Date (or as modified thereafter consistent with this Agreement).
The Executive cannot terminate his employment for Good Reason unless he has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within ninety (90) days of the initial existence of such grounds and the Company has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances. If the Executive does not deliver a Notice of Termination for Good Reason within thirty (30) days after such cure period, then the Executive will be deemed to have waived his right to terminate for Good Reason with respect to such grounds.
5.2.    Without Cause or for Good Reason. The Employment Term and the Executive’s employment hereunder may be terminated (i) by the Executive for Good Reason or (ii) by the Company without Cause (other than on account of the Executive’s death or Disability). In the event of such termination of employment during the Employment Term, the Executive shall be entitled to receive the Accrued Amounts and, subject to the Executive’s compliance with Sections 6 ‑ 9 of this Agreement and satisfaction of the Release Requirements (as defined below) as of the Payment Date (as defined below), the following:
(a)    An amount equal to the sum of the following: (i) two (2) times the sum of the Executive’s Base Salary for the year in which the Termination Date occurs; plus, (ii) one (1) times the greater of (1) the Executive’s Annual Bonus received for the immediately preceding year or (2) the Executive’s target bonus, if any, for year in which such termination occurs. Such amount shall be paid (A) in substantially equal monthly installments beginning on the sixtieth (60th) day following the Termination Date (the “Payment Date”) and continuing through the Restricted Period (as defined in Section 7.2)) and (B) such amount less the aggregate payments made pursuant to clause (A) in a lump sum within ten (10) days following the end of the Restricted Period;
(b)    six (6) months of outplacement services in an amount not to exceed $25,000 by an outplacement firm selected by the Company to assist the Executive in search of a new position commencing as of the Payment Date;
(c)    if the Executive timely and properly elects continuation coverage under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse the Executive for the monthly COBRA premium paid by the Executive for himself and his dependents. Any such reimbursement for the period prior to the Payment Date shall be paid to the Executive in a lump sum on the Payment Date and any reimbursement for any month (or portion thereof) on and after the Payment Date shall be paid to the Executive on the tenth day of the month immediately following the month in which the Executive timely remits the premium payment. The Executive shall be eligible to receive such reimbursement until the earliest of: (i) the 24‑month anniversary of the Termination Date; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive becomes eligible to receive substantially similar coverage from another employer. Notwithstanding the foregoing, if the Company’s making payments under this Section 5.2(c) would violate the nondiscrimination rules applicable to non‑grandfathered group health plans, or result in the imposition of penalties under the Patient Protection and Affordable Care Act of 2010 and the related regulations and guidance promulgated thereunder (the “PPACA”), the parties agree to reform this Section 5.2(c) in a manner as is necessary to comply with the PPACA; and
(d)    notwithstanding any provision to the contrary in any option agreement, restricted stock agreement, plan or other agreement relating to equity-based compensation, all outstanding equity-based compensation, including, but not limited to, units, stock options, incentive stock options, performance shares, stock appreciation rights and restricted stock, granted to the Executive (including any supplemental matching contributions pursuant to the Company’s deferred compensation plan (the “401(k) Make‑up Plan”)) shall become fully vested as of the Payment Date and, to the extent applicable, exercisable for the remainder of their full term and otherwise will be paid or settled in accordance with their terms; provided, however, that (i) any settlement or payment provisions of such awards that are set forth in the applicable award agreement and other applicable governing documents and that are required under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall remain in effect and shall not be accelerated or further deferred in violation of Section 409A of the Code (“Section 409A”) and (ii) the payment of any performance-based awards intended to comply with the performance-based compensation requirements of Section 162(m) of the Code shall be made at the end of the applicable performance period, with the amount (if any) paid to be based on the level of achievement of the performance goal or goals.
If the Release Requirements are not satisfied as of the Payment Date, the Executive will not be entitled to any payments or benefits pursuant this Agreement other than the Accrued Amounts. In the event that a payment or benefit is not subject to Section 409A of the Code, the Company, in its sole discretion, may accelerate the Payment Date with respect to such payment or benefit and such accelerated date shall be the Payment Date for all purposes of this Agreement with respect to such payment or benefit.
For purposes of this Agreement, the “Release Requirements” shall be satisfied as of any date if, as of such date, (I) the Executive has executed and returned to the Company of a release of claims, in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company (the “Release”), with such form including provisions requiring, among other things, the Executive to cooperate with it in future litigation or similar proceedings and clauses protecting the Company from the Executive’s disparagement of it, or the Executive’s future efforts to secure employment with it, (II) any applicable revocation period has expired, (III) the Executive has not revoked the Release, and (IV) the Release is effective as of such date.
5.3.    Death or Disability.
(a)    The Executive’s employment hereunder shall terminate automatically upon the Executive’s death during the Employment Term (without regard to any Notice of Termination), and the Company may terminate the Executive’s employment on account of the Executive’s Disability.
(b)    If the Executive’s employment is terminated during the Employment Term on account of the Executive’s death, the Executive or the Executive’s estate and/or beneficiaries, as the case may be, shall be entitled to receive the Accrued Amounts and, notwithstanding any provision to the contrary in any option agreement, restricted stock agreement, plan or other agreement relating to equity-based compensation, all outstanding equity-based compensation, including, but not limited to, units, stock options, incentive stock options, performance shares, stock appreciation rights and restricted stock, granted to the Executive (including any matching contributions pursuant to the 401(k) Make‑up Plan) shall become fully vested and, to the extent applicable, exercisable for the remainder of their full term and otherwise will be paid or settled in accordance with their terms; provided, however, that (i) any settlement or payment provisions of such awards that are set forth in the applicable award agreement and other applicable governing documents and that are required under Section 409A shall remain in effect and shall not be accelerated or further deferred in violation of Section 409A.
(c)    If the Executive’s employment is terminated during the Employment Term on account of the Executive’s Disability, the Executive shall be entitled to receive the Accrued Amounts and, subject to the Executive’s compliance with Sections 6-9 of this Agreement, the following:
(i)    An amount equal to the one (1) times the Executive’s Base Salary for the year in which the Termination Date occurs, which amount shall be paid (A) in substantially equal monthly installments beginning on the Payment Date and continuing through the Restricted Period and (B) such amount less the aggregate payments made pursuant to clause (A) in a lump sum within ten (10) days following the end of the Restricted Period; and
(ii)    notwithstanding any provision to the contrary in any option agreement, restricted stock agreement, plan or other agreement relating to equity-based compensation, all outstanding equity-based compensation, including, but not limited to, units, stock options, incentive stock options, performance shares, stock appreciation rights and restricted stock, granted to the Executive (including any matching contributions pursuant to the 401(k) Make‑up Plan) shall become fully vested and, to the extent applicable, exercisable for the remainder of their full term and otherwise will be paid or settled in accordance with their terms; provided, however, that (i) any settlement or payment provisions of such awards that are set forth in the applicable award agreement and other applicable governing documents and that are required under Section 409A shall remain in effect and shall not be accelerated or further deferred in violation of Section 409A.

Notwithstanding any other provision contained herein, all payments made in connection with the Executive’s Disability shall be provided in a manner which is consistent with federal and state law.
(d)    For purposes of this Agreement, “Disability” shall mean the Executive’s inability, due to physical or mental incapacity, to substantially perform his duties and responsibilities under this Agreement for one hundred eighty (180) days out of any three hundred sixty‑five (365) day period. Any question as to the existence of the Executive’s Disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. If the Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement.
5.4.    Change in Control. Notwithstanding any other provision contained herein other than Section 5.10, if the Executive’s employment hereunder is terminated during the Employment Term and during the Change in Control Period (i) by the Executive for Good Reason or (ii) by the Company without Cause (other than on account of the Executive’s death or Disability), the Executive shall be entitled to the Accrued Amounts and, subject to the Executive’s compliance with Sections 6-9 of this Agreement and satisfaction of the Release Requirements as of the Payment Date, the Executive shall be entitled to receive the following:
(a)    An amount equal to the sum of the following: (i) three (3) times the sum of the Executive’s Base Salary for the year in which the Termination Date occurs (or if greater, the year immediately preceding the year in which the Change in Control occurs), plus (ii) one (1) times the greater of (i) the Executive’s Annual Bonus received for the immediately preceding year or (ii) the Executive’s target bonus, if any, for the year in which the Termination Date occurs. Such amount shall be paid (A) in substantially equal monthly installments beginning on the Payment Date and continuing through the Restricted Period and (B) such amount less the aggregate payments made pursuant to clause (A) in a lump sum within ten (10) days following the end of the Restricted Period;
(b)    If the Executive timely and properly elects continuation coverage under COBRA, the Company shall reimburse the Executive for the monthly COBRA premium paid by the Executive for himself and his dependents. Such reimbursement shall be paid to the Executive on the tenth day of the month immediately following the month in which the Executive timely remits the premium payment. Any such reimbursement for the period prior to the Payment Date shall be paid to the Executive in a lump sum on the Payment Date and any reimbursement for any month (or portion thereof) on and after the Payment Date shall paid to the Executive on the tenth day of the month immediately following the month in which the Executive timely remits the premium payment. Executive shall be eligible to receive such reimbursement until the earliest of: (i) the 24‑month anniversary of the Termination Date; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive receives substantially similar coverage from another employer. Notwithstanding the foregoing, if the

Company’s making payments under this Section 5.4(b) would violate the nondiscrimination rules applicable to non‑grandfathered plans, or result in the imposition of penalties under the PPACA, the parties agree to reform this Section 5.4(b) in a manner as is necessary to comply with the PPACA; and
(c)    notwithstanding any provision to the contrary in any option agreement, restricted stock agreement, plan or other agreement relating to equity-based compensation, upon a Change in Control, all outstanding equity-based compensation, including, but not limited to, units, stock options, incentive stock options, performance shares, stock appreciation rights and restricted stock, granted to the Executive (including any supplemental matching contributions pursuant to the 401(k) Make‑up Plan) shall become fully vested and, to the extent applicable, exercisable for the remainder of their full term and otherwise will be paid or settled in accordance with their terms; provided, however, that (i) any settlement or payment provisions of such awards that are set forth in the applicable award agreement and other applicable documents and that are required under Section 409A shall remain in effect and shall not be accelerated or further deferred in violation of Section 409A.
If the Release Requirements are not satisfied as of the Payment Date, the Executive will not be entitled to any payments or benefits pursuant this Agreement other than the Accrued Amounts.
For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following after the Effective Date:
(i)    the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”), of beneficial ownership (within the meaning of Rule 13d‑3 promulgated under the Exchange Act) of 50% or more of the total fair market value of the outstanding equity securities of the Company (the “FMV Outstanding Equity”) or total voting power of the then outstanding equity securities of the Company (the “Outstanding Voting Equity”); provided, however, that, a Change in Control shall not occur if any person (or more than one person acting as a group) owns more than 50% of the FMV Outstanding Equity or the Outstanding Voting Equity and acquires additional FMV Outstanding Equity or the Outstanding Voting Equity;
(ii)    a Person acquires (or has acquired during the twelve‑month period ending on the date of the most recent acquisition) ownership of the Company’s equity possessing 30% or more of the FMV Outstanding Equity or Outstanding Voting Equity;
(iii)    the individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board. Any individual becoming a director subsequent to the date hereof whose election is approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered a member of the Incumbent Board as of the date hereof, but any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board will not be deemed a member of the Incumbent Board as of the date hereof; or
(iv)    the consummation of a reorganization, merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless following such Business Combination: (i) the individuals and entities who were the beneficial owners, respectively, of the FMV Outstanding Equity and Outstanding Voting Equity immediately prior to such Business Combination beneficially own, directly or indirectly, more than 66.7% of, respectively, the then FMV Outstanding Equity and the then Outstanding Voting Equity, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the FMV Outstanding Equity and the Outstanding Voting Equity, as the case may be; (ii) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 40% or more of, respectively, the then outstanding FMV Outstanding Equity resulting from such Business Combination or the combined voting power of the then Outstanding Voting Equity of such entity except to the extent that such ownership existed prior to the Business Combination; and (iii) at least a majority of the members of the Board resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.
5.5.    Retirement of Executive. If the Employment Term extends beyond the third anniversary of the Effective Date, then, after the third anniversary of the Effective Date, in the event the Executive is fifty‑five (55) years or older and the Executive’s employment is terminated by the Executive during the Employment Term under Section 5.1 or by either party under Section 5.2 of this Agreement, the Executive will be (a) eligible for continued post‑retirement vesting of the unvested awards granted to the Executive under the Company’s equity compensation plans which remain outstanding and unvested at the Termination Date after the application of applicable provisions of this Agreement, and (b) eligible for accelerated vesting of unvested matching contributions under the 401(k) Make‑Up Plan. The vesting under clauses (a) and (b) of this Section 5.5 will be in accordance with the retirement matrix (the “Retirement Matrix”) attached to this Agreement. The right to accelerated or continued vesting is subject to satisfaction of the Release Requirements and the Executive’s obligations to comply with all post‑employment obligations under this Agreement.
5.6.    Notice of Termination. Any termination of the Executive’s employment hereunder by the Company or by the Executive during the Employment Term (other than termination pursuant to Section 5.3(a) on account of the Executive’s death) shall be communicated by written notice of termination (“Notice of Termination”) to the other party hereto in accordance with Section 24. The Notice of Termination shall specify:
(a)    the termination provision of this Agreement relied upon;

(b)    to the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; and
(c)    the applicable Termination Date.
5.7.    Termination Date. The Executive’s “Termination Date” shall be:
(a)    if the Executive’s employment hereunder terminates on account of the Executive’s death, the date of the Executive’s death;
(b)    if the Executive’s employment hereunder is terminated on account of the Executive’s Disability, the date that it is determined that the Executive has a Disability;
(c)    if the Company terminates the Executive’s employment hereunder for Cause that is uncured or uncurable (in either case within the reasonable discretion of the Board), the date the Notice of Termination is delivered to the Executive;
(d)    if the Company terminates the Executive’s employment hereunder without Cause, the date specified in the Notice of Termination, which shall be no less than 60 days following the date on which the Notice of Termination is delivered; and
(e)    if the Executive terminates his employment hereunder with or without Good Reason, the date specified in the Notice of Termination, which shall be no less than 60 days following the date on which the Notice of Termination is delivered and, in the case of termination for Good Reason, otherwise in accordance with Section 5.2.
5.8.    Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, any amounts payable pursuant to this Section 5 shall not be reduced by compensation the Executive earns on account of employment with another employer.
5.9.    Resignation of All Other Positions. Upon termination of the Executive’s employment hereunder for any reason, the Executive agrees to resign effective on the Termination Date from all positions that the Executive holds as an officer or member of the Board (or a committee thereof) of the Company or any of its affiliates.
5.10.    Section 280G. Notwithstanding anything to the contrary in this Agreement, this Section 5.10 shall apply in the event of (i) a “change in the ownership or effective control” of the Company or (ii) a “change in the ownership of a substantial portion of the assets” of the Company, each within the meaning of Section 280G of the Code (collectively, an “Excise Tax Event”). If, as a result of an Excise Tax Event, any payments and benefits provided for in this Agreement, together with any other payments and benefits which the Executive has the right to receive from the Company or any of its affiliates, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (a)

reduced (but not below zero) so that the present value of such total amounts and benefits received by the Executive from the Company and its affiliates will be one dollar ($1.00) less than three times the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by the Executive shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after‑tax position to the Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made in the following order: (1) by reducing the amounts of any payments or benefits that would not constitute deferred compensation under Section 409A, to the extent necessary to decrease the payments subject to the Excise Tax, as agreed by the Company and the Executive; (2) next, by reducing, payments or benefits to be paid in cash hereunder and that constitute deferred compensation under Section 409A in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time); and (3) finally, by reducing any non-cash or in-kind benefit to be provided hereunder and that constitute deferred compensation under Section 409A in a similar order to that described in clause (2). The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company (or its affiliates) used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times the Executive’s base amount, then the Executive shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 5.10 shall require the Company to be responsible for, or have any liability or obligation with respect to, the Executive’s excise tax liabilities under Section 4999 of the Code.
5.11.    Cooperation. The parties agree that certain matters in which the Executive will be involved during the Employment Term may necessitate the Executive’s cooperation in the future. Accordingly, following the termination of the Executive’s employment for any reason, to the extent reasonably requested by the Board, the Executive shall cooperate with the Company in connection with matters arising out of the Executive’s service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Executive’s other activities. The Company shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation and, to the extent that the Executive is required to spend substantial time on such matters, the Company shall compensate the Executive at an hourly rate based on the Executive’s Base Salary on the Termination Date, unless such time is as a witness in a legal proceeding, in which case the Company will only pay costs and expenses as permitted by law.
6.    Confidential Information. The Executive recognizes that the nature of the Executive’s services are such that the Executive will have access to information that constitutes trade secrets, is of a confidential nature, is of great value to the Company and its subsidiaries and affiliates (collectively, the “Company Group”) or is the foundation on which the business of the Company is predicated (“Confidential Information”). The Executive agrees, during his employment and thereafter, not to disclose to any person other than the Company Group’s employees or the Company Group’s legal counsel or other parties authorized by the Company Group to receive confidential information nor use for any purpose, other than the performance of this Agreement, any Confidential Information. Confidential Information includes data or material (regardless of form) which is: (a) a trade secret; (b) provided, disclosed or delivered to Executive by the Company, any officer, director, employee, agent, attorney, accountant, consultant or other person or entity employee by the Company in any capacity, any customer, borrower or business associate of the Company Group or any public authority having jurisdiction over the Company Group of any business activity conducted by the Company Group; or (c) produced, developed, obtained or prepared by or on behalf of the Executive or the Company Group (whether or not such information was developed in the performance of this Agreement) with respect to the Company Group or any assets, business activities, officers, directors, employees, borrowers or customers of the foregoing. However, Confidential Information will not include any information, data or material which at the time of disclosure or use was generally available to the public other than by a breach of this Agreement, was available to the party to whom disclosed on a non‑confidential basis by disclosure or access provided by the Company Group or a third party, or was otherwise developed or obtained independently by the person to whom disclosed without a breach of this Agreement. On request by the Company, the Company will be entitled to a copy of any Confidential Information in the possession of the Executive. The provisions of this Section 6 will survive the termination, expiration or cancellation of Executive’s employment. The Executive will deliver to the Company all originals and copies of the documents or materials containing Confidential Information. The Executive further agrees that if the Executive executes additional Company policies or agreements to protect the Company’s Confidential Information, this Agreement shall be read in conjunction with any such policies or Agreements to provide the broadest and greatest protection to the Company’s Confidential Information.
7.    Restrictive Covenants.
7.1.    Acknowledgment. The Executive understands that the nature of the Executive’s position gives him access to and knowledge of Confidential Information and places him in a position of trust and confidence with the Company Group. The Executive understands and acknowledges that the intellectual services he provides to the Company Group are unique, special or extraordinary. The Executive further understands and acknowledges that the Company Group’s ability to reserve these for the exclusive knowledge and use of the Company Group is of great competitive importance and commercial value to the Company Group, and that improper use or disclosure by the Executive is likely to result in unfair or unlawful competitive activity.
7.2.    Noncompetition. The Executive covenants and agrees that for a period of twelve (12) consecutive months after the Executive’s termination of employment pursuant to Sections 5.2, 5.3(c) or 5.4 (the “Restricted Period”), the Executive will not without the express written consent of the Board, be employed by, serve as a consultant to, or otherwise assist or directly or indirectly provide services to a Competitor (defined below) if the services that the Executive is to provide to the Competitor are the same as, or substantially similar to, any of the services that the Executive provided to the Company or its affiliates, and such services are to be provided with respect to any location in which the Company or any of its affiliates had material operations on the Termination Date or with respect to any location in which the Company or any of its affiliate had, as of the Termination Date, devoted material resources to establishing operations. For purposes of this Agreement, the term “Competitor” means any enterprise (including a person, firm or business, whether or not incorporated) which is a member of the Company’s peer group for purposes of determining the Company's executive compensation and/or performance for the year in which the Termination Date occurs. Nothing in this Section 7.2 shall be construed as limiting the Executive’s duty of loyalty to the Company while he is employed by the Company, or any other duty he may otherwise have to the Company while he is employed by the Company.
7.3.    Non‑solicitation of Employees. The Executive covenants and agrees that during the Executive’s employment and for a period of twelve (12) consecutive months after the termination of the Executive’s employment for any reason, whether such termination occurs at the insistence of the Company or the Executive (for whatever reason), the Executive shall not, individually or jointly with others, directly or indirectly recruit, hire, encourage, or attempt to recruit or hire, or by assisting others, any employees of the Company Group with whom the Executive worked, had business contact, or about whom the Executive gained non‑public or Confidential Information (hereinafter, “Company Group’s employees or former employees”), nor shall the Executive contact or communicate with same for the purpose of inducing, assisting, encouraging and/or facilitating the Company Group’s employees to terminate their employment with the Company Group or find employment or work with another person or entity. Additionally, the Executive shall not provide or pass along to any person or entity the name, contact and/or background information about any of the Company Group’s employees or provide references or any other information about them. Additionally, the Executive shall not provide or pass along to the Company Group’s employees any information regarding potential jobs or entities or persons to work for, including but not limited to, job openings, job postings, or the names or contact information of individuals or companies hiring people or accepting job applications. Further, the Executive shall not offer employment to or work to any employees of the Company Group’s employees or former employees. For purposes of this covenant “employees” shall refer to employees of the Company Group that Executive supervised, was supervised by or otherwise worked with in any capacity during the six (6) months prior to termination of the Executive’s employment.
7.4.    Non‑solicitation of Customers. The Executive understands and acknowledges that because of the Executive’s experience with and relationship to the Company Group, he will have access to and learn about much or all of the Company Group’s customer information and goodwill. “Customer Information” includes, but is not limited to, names, phone numbers, addresses, e‑mail addresses, order history, order preferences, chain of command, pricing information and other information identifying facts and circumstances specific to the customer and relevant to the oilfield services industry. The Executive understands and acknowledges that loss of this customer relationship and/or goodwill will cause significant and irreparable harm to the Company. The Executive agrees and covenants, that during the Executive’s employment with the Company and for a period of twelve (12) consecutive months after the termination of the Executive’s employment for any reason, not to directly or indirectly solicit, contact (including but not limited to e‑mail, regular mail, express mail, telephone, fax, and instant message), attempt to contact or meet with the Company’s current customers for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company.
This restriction shall only apply to:

(a)    Customers or prospective customers the Executive contacted in any way during the last twelve (12) months of employment.
(b)    Customers about whom the Executive has trade secret or confidential information.
(c)    Customers who became customers during the Executive’s employment with the Company.
(d)    Customers about whom the Executive has information that is not available publicly.
7.5.    Reasonableness. The Company and the Executive have attempted to specify a reasonable period of time and reasonable restrictions to which the provisions of this Section 7 shall apply. The Company and the Executive agree, however, that if a court or agency of competent jurisdiction determines that any of the terms of this Section 7 are not enforceable because they are overbroad or for any other reason, the provisions of this Section 7 shall be reformed and modified to reflect restrictions that are determined to be reasonable by such court or agency of competent jurisdiction.
8.    Non‑disparagement. The Executive agrees and covenants that he will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company Group or its businesses, or any of its employees, officers, and existing and prospective customers, suppliers, investors and other associated third parties. This Section 8 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. The Executive shall promptly provide written notice of any such order to the Company’s General Counsel. The Company agrees and covenants that it shall cause its officers and directors to refrain from making any defamatory or disparaging remarks, comments or statements concerning the Executive to any third parties.
9.    Acknowledgement. The Executive acknowledges and agrees that the services to be rendered by him to the Company are of a special and unique character; that the Executive will obtain knowledge and skill relevant to the Company’s industry, methods of doing business and marketing strategies by virtue of the Executive’s employment; and that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of the Company Group.
10.    Remedies. In the event of a breach or threatened breach by the Executive of Sections 6 ‑ 9 of this Agreement, the Executive hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.
11.    Arbitration. The Company and the Executive mutually consent to the final resolution by binding arbitration in Oklahoma County, Oklahoma, of any and all claims or disputes the Company may have against or with the Executive, and/or the Executive may have against or with Company. Arbitration shall be administered exclusively by American Arbitration Association and shall be conducted consistent with the rules, regulations and requirements thereof for employment disputes as well as any requirements imposed by state law. Any arbitral award determination shall be final and binding upon the Parties. Notwithstanding the foregoing, expressly excluded from Arbitration are any claims the Executive may have for workers’ compensation benefits or unemployment compensation benefits. Also excluded are claims for declaratory relief or injunctive relief arising from alleged unfair competition or solicitation, theft of trade secrets or business property, or the enforceability or breach of restrictive covenants.
12.    Proprietary Rights.

12.1.    Work Product. The Executive acknowledges and agrees that all writings, works of authorship, technology, inventions, discoveries, ideas and other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived or reduced to practice by the Executive individually or jointly with others during the period of his employment by the Company and relating in any way to the business or contemplated business, research or development of the Company (regardless of when or where the Work Product is prepared or whose equipment or other resources is used in preparing the same) and all printed, physical and electronic copies, all improvements, rights and claims related to the foregoing, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to copyrights, trade secrets, trademarks (and related goodwill), patents and other intellectual property rights therein arising in any jurisdiction throughout the world and all related rights of priority under international conventions with respect thereto, including all pending and future applications and registrations therefor, and continuations, divisions, continuations‑in‑part, reissues, extensions and renewals thereof (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of the Company.
12.2.    Work Made for Hire; Assignment. The Executive acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, the Executive hereby irrevocably assigns to the Company, for no additional consideration, the Executive’s entire right, title and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim and recover for all past, present and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s rights, title or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Company would have had in the absence of this Agreement.
12.3.    Further Assurances; Power of Attorney. During and after his employment, the Executive agrees to reasonably cooperate with the Company to (a) apply for, obtain, perfect and transfer to the Company the Work Product as well as an Intellectual Property Right in the Work Product in any jurisdiction in the world; and (b) maintain, protect and enforce the same, including, without limitation, executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments and other documents and instruments as shall be requested by the Company. The Executive hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on the Executive’s behalf in his name and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, issuance, prosecution and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if the Executive does not promptly cooperate with the Company’s request (without limiting the rights the Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be effected by the Executive’s subsequent incapacity.

12.4.    No License. The Executive understands that this Agreement does not, and shall not be construed to, grant the Executive any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software or other tools made available to him by the Company.
13.    Exit Obligations. Upon voluntary or involuntary termination of the Executive’s employment, the Executive shall (i) provide or return to the Company any and all Company Group property and all Company Group documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or Work Product, that are in the possession or control of the Executive, whether they were provided to the Executive by the Company Group or any of its business associates or created by the Executive in connection with his employment by the Company; and (ii) delete or destroy all copies of any such documents and materials not returned to the Company that remain in the Executive’s possession or control, including those stored on any non‑Company Group devices, networks, storage locations and media in the Executive’s possession or control.
14.    Publicity. The Executive hereby irrevocably consents to any and all uses and displays, by the Company Group and its agents, representatives and licensees, of the Executive’s name, voice, likeness, image, appearance and biographical information in, on or in connection with any pictures, photographs, audio and video recordings, digital images, websites, television programs and advertising, other advertising and publicity, sales and marketing brochures, books, magazines, other publications, CDs, DVDs, tapes and all other printed and electronic forms and media throughout the world, at any time during or after the period of his employment by the Company, for all legitimate commercial and business purposes of the Company Group (“Permitted Uses”) without further consent from or royalty, payment or other compensation to the Executive. The Executive hereby forever waives and releases the Company Group and its directors, officers, employees and agents from any and all claims, actions, damages, losses, costs, expenses and liability of any kind, arising under any legal or equitable theory whatsoever at any time during or after the period of his employment by the Company, arising directly or indirectly from the Company Group’s and its agents’, representatives’ and licensees’ exercise of their rights in connection with any Permitted Uses.
15.    Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of Oklahoma without regard to conflicts of law principles; provided, however, that any provisions relating to equity compensation shall also be subject to any federal or state securities laws that may be applicable and the rules of any stock exchange on which the relevant equity is listed for trading. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in Oklahoma County, Oklahoma, or in arbitration located in Oklahoma County, Oklahoma. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and/or arbitration and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.
16.    Entire Agreement. Unless specifically provided or stated herein, this Agreement contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. Without limiting the generality of the foregoing, the parties specifically acknowledge that this Agreement supersedes any agreements the Executive had with the Company or Chesapeake Operating, Inc. and any of their respective affiliates or predecessors relating to the subject matter hereof. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.
17.    Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by an executive officer of the Company. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.
18.    Severability. Should any provision of this Agreement be held by a court or arbitrator of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.
The parties further agree that any such court or arbitrator is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.
The parties expressly agree that this Agreement as so modified by the court or arbitrator shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein.
19.    Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any Section or paragraph.
20.    Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.
21.    Section 409A.

21.1.    General Compliance. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short‑term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive on account of non‑compliance with Section 409A.
21.2.    Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with his termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six‑month anniversary of the Termination Date (the “Specified Employee Payment Date”) or, if earlier, on the Executive’s death. The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date and interest on such amounts calculated based on the applicable federal rate published by the Internal Revenue Service for the month in which the Executive’s separation from service occurs shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.
21.3.    Reimbursements. To the extent required by Section 409A, each reimbursement or in‑kind benefit provided under this Agreement shall be provided in accordance with the following:
(a)    the amount of expenses eligible for reimbursement, or in‑kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in‑kind benefits to be provided, in any other calendar year;
(b)    any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and
(c)    any right to reimbursements or in‑kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.
21.4.    Anti-Substitution. Notwithstanding any other provision of this Agreement to the contrary, if any payment or benefit provided pursuant to the terms of this Agreement is a direct payment or a substitute or replacement for a right to payment that constitutes nonqualified deferred compensation within the meaning of Section 409A, including, to the extent applicable, amounts payable under another plan or agreement between the employee and the Company or any of its affiliates or predecessors (the “Protected Amount”) the then applicable payment or benefit to be paid or provided under this Agreement shall be paid or provided at the same time and in the same form as the corresponding Protected Amount.
22.    Notification to Subsequent Employer. When the Executive’s employment with the Company terminates, the Executive agrees to notify any subsequent employer of the restrictive covenants sections contained in this Agreement. The Executive will also deliver a copy of such notice to the Company before the Executive commences employment with any subsequent employer. In addition, the Executive authorizes the Company to provide a copy of the restrictive covenants sections of this Agreement to third parties, including but not limited to, the Executive’s subsequent, anticipated or possible future employer.
23.    Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.
24.    Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):
If to the Company:
Seventy Seven Energy Inc.
c/o General Counsel
777 N.W. 63rd Street
Oklahoma City, OK 73116

If to the Executive:

The Executive’s most recent home address on file with the Company.
25.    Representations of the Executive. The Executive represents and warrants to the Company that:

25.1.    The Executive’s acceptance of continued employment with the Company and the performance of his duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement or understanding to which he is a party or is otherwise bound.
25.2.    The Executive’s acceptance of continued employment with the Company and the performance of his duties hereunder will not violate any non‑solicitation, non‑competition or other similar covenant or agreement of a prior employer.
26.    Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.
27.    Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.
28.    Acknowledgment of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
SEVENTY SEVEN ENERGY INC.

August 1, 2014	/s/ Jerry L. Winchester
Jerry L. Winchester
President and Chief Executive Officer

EXECUTIVE

August 1, 2014	/s/ Cary D. Baetz
Cary D. Baetz
Chief Financial Officer and Treasurer

Retirement Matrix

Service Years*	<55	55‑59	60‑64	>=65
0‑5	0%	0%	0%	0%
5‑10	0%	60%	80%	100%
10‑15	0%	80%	100%	100%
15‑20	0%	100%	100%	100%
20+	0%	100%	100%	100%
*Service Years shall be deemed to include years of active employment with the Company, Chesapeake Operating, Inc. and any of their affiliates or predecessors.